Exhibit 4.15

CONFIDENTIAL TREATMENT REQUESTED

╪ Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.  Confidential Treatment has been requested with respect to the omitted portions.

Service Agreement for 2012 Securities Practitioner Qualification Exams

Party A:                 Securities Association of China

Address:                2nd Floor, B Tower, Fukai Plaza, 19 Jinrong Street, Xicheng District, Beijing

Party B:                  ATA Testing Authority (Beijing) Limited (“ATA”)

Address:                16th Floor, E Tower, No. 6 Gongyuan West Street, Jianguomennei, Beijing

Securities Association of China is the holder of Securities Practitioner Qualification Exams. ATA is a specialty supplier of exam technology services and exam delivery services. Based on the principles of rigorousness, scientific methodology and efficiency, and through friendly negotiation, Party A and Party B hereby enter into this Agreement for mutual observance.

Article 1                 In accordance with relevant State laws and regulations and the overall arrangement on Securities Practitioner Qualification Exams (“Exam” or “Qualification Exam”), Party A hereby entrusts Party B to perform relevant services for the exams of 2012.  The exams will be performed on computers (“Computer-based Exam”).

Article 2                 Services entrusted by Party A to Party B in connection with the exams include: providing technical services for exams, handling exam takers’ registrations and payment, issuing and mailing receipts, arranging exam venues, arranging exam premises’ layout, producing admission cards, arranging exams, collecting and processing exam score, carrying out statistical and analysis work for the exams, evaluating exam papers, and other work deemed necessary by Party A.

Article 3                 Party A will formulate and inform Party B of the standards and regulations of the Qualification Exam and the Computer-based Exam.

Article 4                 Party B shall perform services for Party A on the basis of the above Article 2 and such services shall be consistent with the requirements in Party A’s announcement in respect  of each specific exam.

Article 5                 The services to be provided by Party B should be examined and supervised by Party A.  Party B should promptly notify Party A of relevant information regarding action against Exam Takers that violated rules.

Article 6                 Party B shall, according to the principle of ensuring smooth administration of exams, formulate Service Criteria for Securities Practitioner Qualification Exams and specific working plan for each exam and submit to Party A for its records.

Article 7                 Party B will accept registrations from exam takes (“Exam Takers”) by means of online registration and the payment relating thereto may be made via bank transfer or online payment.  Party B should take effective measures to ensure smooth registration.

Article 8                 Party A and Party B should enter into a joint fund management agreement with the party that collects the registration fee so that the three parties may jointly manage the funds.  The account for the registration fee collection should be named according to Party A’s exam and shall be used for fee collection and accounts transfers only. Party B shall not withdraw funds from the registration fee account by any means without Party A’s approval.

Article 9                 ╪

Bank account holder:	╪
Bank name:	╪
Account number:	╪

Article 10               Party B shall arrange sufficient manpower to assist Party A in issuing and mailing receipts for registration fees to Exam Takers.

Article 11               Party B is required to create a specific window on the exam registration website so that Party A will be informed of the registration status from time to time.

Article 12               Party B is required to provide the information of the registered Exam Takers within one month of the completion of registration. The information security officer of Party A shall go to Party B’s site to examine, among others, the data storage and backup record, and supervise the destruction of exam data throughout the entire process and the completion of ATA’s List of Eliminated Exam Results by Party B’ data administrator.

Article 13               Party B shall, according to Party A’s express standards and requirements on exam venues and exam premises, arrange exam venues and exam premises based on the principles of facilitating Exam Takers.  The exam venues should be conveniently located, have a clean environment, and have sufficient hardware facilities to ensure smooth conduction of exams.

Article 14               The exam venues and exam premises should be inspected and accepted by Party A; those considered not meeting relevant standards and requirements should be corrected or replaced by ATA.

Article 15               Party B shall enter into contracts with the exam venues and exam premises it selected, and shall take proper measures to ensure the performance of the contracts.

Article 16               Party B shall arrange the Exam Takers to attend the exam, and shall take the effective measures listed below to ensure the success of the exam:

(1)           Exam premises shall be equipped with sufficient monitoring teachers who are required to fulfill the duty to keep the exam premises in order;

(2)           Exam premises shall be equipped with on-site video capture facilities and have integrated video capture standard;

(3)           Exam premises shall be equipped with remote surveillance equipment;

(4)           Each exam premises shall be equipped with sufficient technicians;

(5)           Each exam premises shall be equipped with sufficient computers and backups to meet the need of exams.  After an exam is started, computers in premises should be able to work properly, and the number of malfunctioning computers (such as computer breakdown) shall not exceed 0.1% of the total computers used in the exam.  Moreover, upon adoption of preventive and corrective measures, all the computers shall be in proper working conditions during the exam; and

(6)           Other preventive measures in other comparable exams.

Article 17               Party B shall, through the exam premises administrator, read out the exam rules formulated by Party A to exam takers.

Article 18               Party B shall, within 5 working days after the exam is over, finish the test paper review and submit to Party A the exam data, including exam result, analysis of exam data, disciplinary action against breach of exam discipline. The information security officer of Party A shall, within 15 working days after the exam is over, go to Party B’s site to examine, among others, the data storage and backup record, and supervise the destruction of exam data throughout the entire process and the completion of ATA’s List of Eliminated Exam Results by Party B’ data administrator.

Article 19               Party A may entrust Party B with accepting inquiries from exam takers about the exam matters; without permission of Party A, Party B may not engage in any publicity activity relating to the exam or accept any inquiries about exam results.

Article 20               ╪

Bank account name: ╪

Bank name: ╪

Account number:  ╪

Article 21               Each party shall respect and protect the other party’s intellectual property rights and shall only use the other party’s intellectual property rights to the extent expressly authorized or agreed and shall make best endeavors to protect the other party’s intellectual property rights.

Article 22               Both parties shall undertake that their respective own intellectual property rights will not infringe upon any interest of any third party; if any third party raises any objection, institutes any action or applies for arbitration, which causes any loss to a party hereto, the party at fault shall be solely liable for damages.

Article 23               Party A shall absolutely own the intellectual property rights to the exam question pool and the exams it provided, irrespective of whether this agreement is terminated or not, and Party B may not use or divulge in any way any information relating to the exam question pool and the exams that it learned during the performance of the terms of this agreement without the written consent of Party A.

Article 24               Irrespective of whether this agreement is terminated or not, each party shall treat as confidential any Confidential Information of the other party that it obtained during the performance of this agreement. The party aware of such Confidential Information may communicate such Confidential Information to its relevant employees or relevant professionals engaged by it, provided that it guarantee that such personnel shall agree to be bound by this agreement and not to divulge the Confidential Information in any manner.

Article 25               The “Confidential Information” hereunder means the exam question pool, test paper, financial information of the parties, exam takers’ information, exam data and result relating to the products and services provided by the parties in connection with the exam work, as well as proprietary technology, software programs and working.

Article 26               The test technology and software owned by Party B to provide test related services shall be kept under strict confidential arrangement and reliable technical support shall be provided to ensure the secrecy of intellectual property rights of Party A and other confidential matters under this agreement.

Article 27               If Party B breaches Articles 3 to 19 hereof and the circumstance of such breach is moderate, Party A shall give admonition and ask Party B to make a correction within a prescribed time limit; if the breach is serious or if Party B refuses to accept such admonition and fails to make a correction, Party A shall have the right to unilaterally rescind this agreement.

Article 28               If Party B violates Articles 21 to 25 hereof, and such action results in serious consequences and prevents the normal administration of the exam, Party A shall have the right to terminate this agreement and to demand that Party B indemnify Party A for the losses arising therefrom which shall be equal to the fees already paid by Party A to Party B.

Article 29               If Party B cooperates with any third party in connection with the exam matters delegated by Party A, and Party A’s interest is impaired by such third party, Party B shall be liable for damages.

Article 30               Neither party shall be liable for any delay in performing, or any failure to perform, any of its obligations under this agreement if such delay or failure arises from force majeure.

Article 31               Any dispute arising from the content or the performance of this agreement shall be settled through active consultations between the parties. If consultations come to no avail, either party may institute legal action with a court located near where Party A is situated.

Article 32               During the performance of this agreement, Party A, depending on its needs, has the right to delegate to any third party the exam work not expressly set forth in this agreement.

Article 33               If the terms of this agreement conflict with an announcement regarding exam content issued by Party A during the performance hereof, the announcement issued by Party A shall prevail.

Article 34               Either party has the right to terminate this agreement if the other party becomes bankrupt or stops doing business during the performance of this agreement; the party that becomes bankrupt or stops doing business shall indemnify the other party for its relevant loss.

Article 35               Any matters not covered herein shall be provided for in a supplementary agreement.

Article 36               This agreement will come into force upon signature and seal of both parties and will be valid for a period of 1 year.

Article 37               This agreement shall be executed in 4 counterparts, with each party holding 2 counterparts.

Party A: Securities Association of China	Party B: ATA Testing Authority (Beijing) Limited

Authorized representative of Party A: (signature/official seal):	Authorized representative of Party B: (signature/official seal):

Signature (handwritten):	Signature (handwritten):

Date: May 28, 2012	Date: May 28, 2012